Exhibit 4.2

Execution Copy

FIRST SUPPLEMENTAL INDENTURE

between

BANKUNITED FINANCIAL CORPORATION

and

THE BANK OF NEW YORK

Dated as of April 25, 2007

i

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 25, 2007, is between BANKUNITED FINANCIAL CORPORATION, a Florida corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of April 18, 2007 (the “Base Indenture” and, as further supplemented by this Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of series of the Company’s Securities (as defined in the Base Indenture);

WHEREAS, Section 901(6) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by Sections 201 or 301 of the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its 6.37% Senior Notes due May 17, 2012 (the “Senior Notes”), the form and terms of such Senior Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02. Definition of Terms. For all purposes of this Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings specified in the Base Indenture, or, if not defined in the Base Indenture, in the Purchase Contract and Pledge Agreement or the Remarketing Agreement;

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) headings are for convenience of reference only and do not affect interpretation;

(e) the following terms have the meanings given to them in this Article 1:

“Applicable Ownership Interest” means the $50 principal amount of the Senior Notes that is a component of each Corporate HiMEDS Unit.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banking institutions and trust companies in The City of New York, New York are permitted or required by applicable law to remain closed or a day on which the Indenture Trustee or the Collateral Agent is closed for business.

“Collateral Agent” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Contract Settlement Price” shall have the meaning set forth in Section 7.01(c)(iv)(B).

“Corporate HiMEDS Unit” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Depositary” means a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, that is designated to act as Depositary for the Corporate HiMEDS Units pursuant to the Purchase Contract and Pledge Agreement.

“Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book entry transfers and pledges of securities deposited with the Depositary.

“Global Senior Notes” shall have the meaning set forth in Section 2.04.

“Interest Payment Dates” shall have the meaning set forth in Section 2.05(b).

“Interest Rate” shall have the meaning set forth in Section 2.05(a).

“Last Failed Remarketing” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

“Minimum Price” shall have the meaning set forth in Section 7.01(h).

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement, dated as of April 25, 2007, between the Company and The Bank of New York, as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time.

“Purchase Contracts” and “Purchase Contract” shall have their respective meanings specified in the Purchase Contract and Pledge Agreement.

“Purchase Contract Settlement Date” means May 17, 2010.

“Put Price” shall have the meaning set forth in Section 5.03.

“Put Right” shall have the meaning set forth in Section 5.03.

“Quarterly Interest Payment Date” shall have the meaning set forth in Section 2.05(b).

“Record Date” means, with respect to any Interest Payment Date for the Senior Notes, the first day of the calendar month in which such Interest Payment Date falls; provided that the Company may, at its option, select any other day as the Record Date for any Interest Payment Date so long as (i) such Record Date selected is more than one Business Day but less than sixty Business Days prior to such Interest Payment Date and (ii) at least ten Business Days prior to the old Record Date and the new Record Date for such Interest Payment Date, the Company notifies the Trustee in writing of the new Record Date and instructs the Trustee to notify the Holders of such Record Date.

“Remarketed Senior Notes” shall have the meaning set forth in Section 5.01(i).

“Remarketing Agent” shall have the meaning set forth in Section 5.01(a).

“Remarketing Agreement” means the Remarketing Agreement to be entered into among the Company, the Remarketing Agent, and The Bank of New York, as Purchase Contract Agent, as amended from time to time.

“Remarketing Announcement” shall have the meaning set forth in Section 5.01(c).

“Remarketing Announcement Date” means the date not later than 10:00 a.m., New York City time, on the twenty-third Business Day immediately preceding the Purchase Contract Settlement Date when the Remarketing Announcement is issued.

“Reset Date” means May 17, 2010.

“Reset Rate” means the interest rate per annum, calculated in accordance with Section 5.01 below, on the Senior Notes to be in effect on and after the Reset Date.

“Separate Senior Notes” means Senior Notes that are no longer a component of Corporate HiMEDS Units.

“Stated Maturity” shall have the meaning specified in Section 2.02.

“Subsequent Interest Payment Date” means, following the Reset Date, each semi-annual interest payment date established by the Remarketing Agent in connection with the successful remarketing of the Senior Notes.

“Treasury HiMEDS Unit” shall have the meaning specified in the Purchase Contract and Pledge Agreement.

The terms “Company,” “Trustee,” “Indenture,” “Base Indenture” and “Senior Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES

Section 2.01. Designation and Principal Amount. There is hereby authorized a series of Securities designated as 6.37% Senior Notes due May 17, 2012 initially limited in aggregate principal amount to $160,000,000 (up to $184,000,000 if the Underwriters exercise their over-allotment option in full). The Senior Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Senior Notes pursuant to Section 303 of the Base Indenture.

Section 2.02. Maturity. The Senior Notes will mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon, on the Stated Maturity. The “Stated Maturity” shall mean May 17, 2012.

Section 2.03. Form, Payment and Appointment. Except as provided in Section 2.04, the Senior Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Senior Notes will be payable, the transfer of such Senior Notes will be registrable, and such Senior Notes will be exchangeable for Senior Notes of a like aggregate principal amount in denominations of $1,000 (unless Senior Notes have previously been issued in denominations of $50 and integral multiples thereof, in which case Senior Notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50) and integral multiples of $1,000 bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

No service charge shall be made for any registration of transfer or exchange of the Senior Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

The Security Registrar and Paying Agent for the Senior Notes shall initially be the Trustee.

The Senior Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof; provided, however, that upon the release by the Collateral Agent of the Pledged Senior Notes (other than any release of Pledged Senior Notes in connection with (i) the creation of Treasury HiMEDS Units by Collateral Substitution, (ii) a successful remarketing, (iii) Merger Early Settlement or (iv) Early Settlement in accordance with Sections 3.13, 5.02, 5.04(b) and 5.07 of the Purchase Contract and Pledge Agreement, respectively), the Senior Notes shall be issuable in denominations of $50 and integral multiples of $50. Each Applicable Ownership Interest in a Senior Note held as a component of a Corporate HiMEDS Unit represents an undivided ownership interest of 1/20, or 5%, of $1,000 principal amount of Senior Notes.

Section 2.04. Global Senior Notes. Senior Notes that are no longer a component of the Corporate HiMEDS Units and released from the Collateral Account (as defined in the Purchase Contract and Pledge Agreement) will be issued in permanent global form (a “Global Senior Note”), and if issued as one or more Global Senior Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate. Upon the creation of Treasury HiMEDS Units or the recreation of Corporate HiMEDS Units, an appropriate annotation shall be made on the Schedule of Increases and Decreases on the Global Senior Notes held by the Depositary. Unless and until such Global Senior Note is exchanged for Senior Notes in certificated form, Global Senior Notes may be transferred, in whole but not in part, and any payments on the Senior Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05. Interest. (a) The Senior Notes will bear interest initially at the rate of 6.37% per year (the “Interest Rate”) from the date of original issuance to, but excluding, the Reset Date. If the Senior Notes are not successfully remarketed, the Interest Rate will remain 6.37% per year to, to excluding, the Stated Maturity. In the event of a successful Remarketing of the Senior Notes, the Interest Rate will be reset by the Remarketing Agent at the appropriate Reset Rate with effect from the Reset Date, as set forth under Section 5.02. If the Interest Rate is so reset, the Senior Notes will bear interest at the Reset Rate from the related Reset Date until the principal thereof and interest thereon is paid or duly made available for payment and shall bear interest, to the extent permitted by law, compounded semi-annually, on any overdue principal and payment of interest at the Interest Rate through and including the day immediately preceding the Reset Date and at the Reset Rate thereafter. Interest on the Senior Notes shall be payable initially quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, a “Quarterly Interest Payment Date”), commencing August 17, 2007, to the Person in whose name such Senior Note, or any predecessor Senior Note, is registered at the close of business on the Record Date for such Interest Payment Date. Following a successful Remarketing of the Senior Notes, interest on the Senior Notes shall be payable semi-annually in arrears on the Subsequent Interest Payment Dates (together with Quarterly Interest Payment Dates, the “Interest Payment Dates”). Interest payments will include interest accrued from and including the immediately preceding Interest Payment Date or, in the case of the first Interest Payment Date, from and including April 25, 2007, to but excluding such Interest Payment Date.

(c) The amount of interest payable for any full quarterly period, or, following a successful remarketing, for any full semi-annual period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period, as the case may be, for which interest is computed will be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, then such payment will be made on the preceding Business Day, in each case, with the same force and effect as if made on such scheduled Interest Payment Date.

Section 2.06. No Defeasance. The provisions of Article 14 of the Base Indenture shall not apply to the Senior Notes.

Section 2.07. No Sinking Fund. The Senior Notes are not entitled to the benefit of any sinking fund.

Section 2.08. Voting Rights. The provisions of Section 1505(c) of the Base Indenture shall not apply to the Senior Notes.

ARTICLE 3

FORM OF SENIOR NOTE

Section 3.01. Form of Senior Note. The Senior Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Senior Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 4

ORIGINAL ISSUE OF SENIOR NOTES

Section 4.01. Original Issue of Senior Notes. Senior Notes in the aggregate principal amount of $160,000,000 (up to $184,000,000 if the Underwriters exercise their over-allotment option in full) may from time to time, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Senior Notes to or upon the written order of the Company pursuant to Section 303 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

ARTICLE 5

REMARKETING

Section 5.01. Remarketing Procedures. (a) The Company shall engage, no later than 35 days prior to the Remarketing Date, a nationally recognized investment bank (the “Remarketing Agent”) pursuant to a Remarketing Agreement to be entered into among the Company, the Remarketing Agent and the Purchase Contract Agent, but providing for remarketing procedures substantially as set forth below, to sell the Senior Notes of Holders of Corporate HiMEDS Units, other than Holders that have elected not to participate in the remarketing pursuant to the procedures set forth in paragraph (b) below, and Holders of Separate Senior Notes that have elected to participate in the remarketing pursuant to the procedures set forth in Section 5.02 below and in Section 5.02(b) of the Purchase Contract and Pledge Agreement.

(b) The Pledged Senior Notes comprising part of Corporate HiMEDS Units and the Separate Senior Notes of Holders of Separate Senior Notes that have elected to participate in the Remarketing shall be remarketed by the Remarketing Agent on the Remarketing Date, and, if necessary, on each Subsequent Remarketing Date. A Holder of Corporate HiMEDS Units may elect not to participate in the remarketing and retain the Senior Notes underlying such Corporate HiMEDS Units by notifying the Purchase Contract Agent of such election and delivering the Purchase Price to the Collateral Agent on or prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Remarketing Date but no earlier than 35 Business Days prior to the Remarketing Date. Any such payment will be paid to the Company on the Purchase Contract Settlement Date in settlement of such Holder’s obligations under the Purchase Contracts. A Holder of Corporate HiMEDS Units that has not settled the related Purchase Contract through a Cash Settlement, an Early Settlement or Merger Early Settlement pursuant to Sections 5.02(b)(i), 5.07(a) and 5.04(b)(ii) of the Purchase Contract and Pledge Agreement or by electing not to participate in the Remarketing pursuant to this paragraph (b) and Section 5.02(a)(ii) of the Purchase Contract and Pledge Agreement shall be deemed to have elected to participate in the Remarketing.

(c) No later than 10:00 a.m., New York City time, on the twenty-third Business Day preceding the Purchase Contract Settlement Date, the Company, or the Purchase Contract Agent, at the Company’s request, shall deliver the Remarketing Notice to Holders of Corporate HiMEDS Units and Holders of Separate Senior Notes, of the Remarketing to take place on the Remarketing Date, and, if necessary, on each Subsequent Remarketing Date. The Remarketing Notice will include the amount of cash that must be delivered by Holders of Corporate HiMEDS Units that elect not to participate in the remarketing and the deadline for such delivery and disclosure of related procedures whereby a Holder can retain the Senior Notes pledged in respect of its Corporate HiMEDS Units, as well as information with respect to the exercise of the Put Right, including disclosure of the procedures for exercising such right. If such Corporate HiMEDS Units or Separate Senior Notes are held in global form, the Company, or the Purchase Contract Agent, at the Company’s request, will cause the Depositary to notify the Depositary Participants of the Remarketing by no later than the twenty-third Business Day preceding the Purchase Contract Settlement Date.

(d) On the second Business Day immediately preceding the Remarketing Date, no later than by 6:00 p.m. New York City time, pursuant to the terms of the Pledge Agreement, the Custodial Agent will notify the Remarketing Agent of the aggregate principal amount of Separate Senior Notes to be remarketed. The Purchase Contract Agent shall notify, by 6:00 p.m., New York City time, on the second Business Day immediately preceding the Remarketing Date, the Remarketing Agent and the Collateral Agent of the aggregate principal amount of Senior Notes of Corporate HiMEDS Units Holders to be remarketed. No later than noon, New York City time, on the Business Day immediately preceding the Remarketing Date, the Collateral Agent and the Custodial Agent, pursuant to the terms of the Pledge Agreement, will deliver for Remarketing to the Remarketing Agent all Senior Notes to be remarketed.

(e) The right of each Holder of Senior Notes to have its Senior Notes tendered for purchase will be limited to the extent that (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement, (ii) the Remarketing Agent is able to find a purchaser or purchasers for the remarketed Senior Notes at a Reset Rate such that the aggregate value of such remarketed Senior Notes is equal to 100.25% of the Remarketing Value; and (iii) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent.

(f) Upon receipt of the notice provided above in paragraph (d) from the Purchase Contract Agent and the Custodial Agent and such Senior Notes from the Collateral Agent and the Custodial Agent, the Remarketing Agent will, on the Remarketing Date, and, if necessary, on each Subsequent Remarketing Date, use its reasonable best efforts to (i) establish a rate of interest that, in the opinion of the Remarketing Agent, will, when applied to the outstanding Senior Notes, enable the then current aggregate market value of the Senior Notes to have a value equal to 100.25% of the Remarketing Value as of the Remarketing Date or as of any Subsequent Remarketing Date, as the case may be (the “Reset Rate”) and (ii) sell such Senior Notes on such date at a price equal to 100.25% of the Remarketing Value.

(g) If, in spite of using its reasonable best efforts, the Remarketing Agent cannot establish the Reset Rate and remarket the Senior Notes included in the remarketing at a price equal to 100.25% of the Remarketing Value on the Remarketing Date, the Remarketing Agent will attempt to establish the Reset Rate and remarket the Senior Notes included in the remarketing at a price equal to 100.25% of the Remarketing Value on each Subsequent Remarketing Date, if necessary. If, in spite of using its reasonable best efforts, the Remarketing Agent fails to remarket the Senior Notes included in the remarketing at a price equal to 100.25% of the Remarketing Value on or before 4:00 p.m., New York City time, on the third Business Day immediately preceding the Purchase Contract Settlement Date, the remarketing will be deemed to have failed (the “Last Failed Remarketing”).

(h) On the Remarketing Date and any Subsequent Remarketing Date, the Remarketing Agent shall advise the Company, by telephone, of any successful or unsuccessful Remarketing as soon as practicable after such determination as provided in the Remarketing Agreement.

(i) If a successful Remarketing shall have occurred, the Remarketing Agent will, on or prior to the third Business Day following the date on which the Senior Notes were successfully remarketed, in accordance with the Purchase Contract Agreement and the Remarketing Agreement:

(i) deduct and retain for itself the Remarketing Fee;

(ii) if any Separate Senior Notes were remarketed, remit to the Custodial Agent for payment to the Holders of such Separate Senior Notes sold in the Remarketing the remaining proceeds from such successful Remarketing attributable to the Separate Senior Notes;

(iii) pay the proceeds from such successful Remarketing related to the Senior Notes of Holders of Corporate HiMEDS Units that were remarketed to the Collateral Agent, which, for the benefit of the Company, will thereupon apply such proceeds, in accordance with the Pledge Agreement in direct settlement of the Holders’ obligations under the Purchase Contracts;

(iv) if there remain any proceeds from such successful Remarketing, after the application of such proceeds as set forth in clauses (i) through (iii) of this sentence, then remit such remaining proceeds to the Purchase Contract Agent and the Custodial Agent for the benefit of the Holders of the Corporate HiMEDS Units and the Separate Senior Notes that were remarketed, all determined on a pro rata basis.

(j) If a successful Remarketing occurs, the Remarketing Agent shall, as soon as practicable on the Remarketing Date or on the Subsequent Remarketing Date, as the case may be, in the case of the Company, and by approximately 4:30 p.m., New York City time, on the Trading Day following the Remarketing Date, or the Subsequent Remarketing Date, as the case may be, advise, by telephone:

(i) the Depositary and the Company of the Reset Rate determined in the Remarketing and the aggregate principal amount of Senior Notes sold in the Remarketing;

(ii) each purchaser (or the Depository Participant thereof) of the Reset Rate and the aggregate principal amount of remarketed Senior Notes such purchaser is to purchase; and

(iii) each purchaser to give instructions to its Depository Participant to pay the purchase price on the date of settlement for such Remarketing in same day funds against delivery of the remarketed Senior Notes purchased through the facilities of DTC.

(k) Any distribution to Holders of excess funds and interest described in this Section 5.01 shall be payable at the office of the Purchase Contract Agent or the Custodial Agent, as the case may be, in the Borough of Manhattan, New York City, or, if the Corporate HiMEDS Units or Separate Senior Notes do not remain in book-entry only form, at the option of the Company, by check mailed to the address of the Person entitled thereto at such Person’s address as it appears on the appropriate register or by wire transfer to the account maintained in the United States designated by written notice given ten Business Days prior to the applicable payment date by such Person.

(l) If a failed remarketing occurs, the Remarketing Agent and the Company, as applicable, shall take the following actions:

(i) the Remarketing Agent shall notify by telephone the Company and the Depositary that a failed remarketing has occurred;

(ii) the Company will cause a notice of failed remarketing to be published by 9:00 a.m., New York City time, on the Business Day following such failed remarketing; and

(iii) the Company will release this information by means of Bloomberg and Reuters (or any successor or equivalent newswires) newswires.

(m) The Remarketing Agent shall remit, within three Business Days following the Last Failed Remarketing, the Pledged Senior Notes that were to be remarketed to the Collateral Agent and the Separate Senior Notes that were to be remarketed to the Custodial Agent. The Collateral Agent, for the benefit of the Company, may exercise its rights as a secured party with respect to such Senior

Notes, including those actions specified in Section 5.01(n) below; provided that, if upon the Last Failed Remarketing the Collateral Agent exercises such rights for the benefit of the Company with respect to such Senior Notes, any accumulated and unpaid interest on such Senior Notes will become payable by the Company to the Purchase Contract Agent for payment to the Holders of the Corporate HiMEDS Units to which such Senior Notes relate. Such payment will be made by the Company on or prior to 2:00 p.m., New York City time, on the Purchase Contract Settlement Date in lawful money of the United States by certified or cashier’s check or wire transfer in immediately available funds payable to or upon the order of the Purchase Contract Agent.

(n) With respect to any Senior Notes which constitute part of Corporate HiMEDS Units which are subject to the Last Failed Remarketing, the Collateral Agent for the benefit of the Company reserves all of its rights as a secured party with respect thereto and, subject to applicable law and Section 5.02(e) of the Purchase Contract and Pledge Agreement, may, among other things permit the Company to, (A) retain and cancel such Senior Notes or (B) cause the Senior Notes to be sold, in either case, in full satisfaction of the Holders’ obligations under the Purchase Contracts.

(o) In the event of a Last Failed Remarketing, the Interest Rate payable on the Senior Notes will not be reset and interest will continue to be paid on the Quarterly Interest Payment Dates.

(p) In accordance with DTC’s normal procedures, on the date of settlement of such Remarketing, the transactions described above with respect to each Senior Note remarketed in the Remarketing shall be executed through DTC, and the accounts of the respective Depository Participants shall be debited and credited and such remarketed Senior Notes delivered by book-entry as necessary to effect purchases and sales of such remarketed Senior Notes. DTC shall make payment in accordance with its normal procedures.

(q) The Remarketing Agent is not obligated to purchase any Senior Notes that otherwise would remain unsold in the Remarketing. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Senior Notes for Remarketing.

(r) Under the Remarketing Agreement, the Company, in its capacity as issuer of the Senior Notes, shall be liable for, and shall pay, any and all costs and expenses incurred in connection with the Remarketing, other than the Remarketing Fee.

(s) The settlement procedures set forth herein, including provisions for payment by purchasers of the remarketed Senior Notes in the Remarketing, shall be subject to modification to the extent required by DTC or if the book-entry system is no longer available for the remarketed Senior Notes at the time of the Remarketing, to facilitate the Remarketing of the remarketed Senior Notes in certificated form, and shall provide for the authentication and delivery of Senior Notes in a principal amount equal to the unremarketed portion of such Senior Notes. In addition, the Remarketing Agent may modify the settlement procedures set forth herein in order to facilitate the settlement process.

Section 5.02. Optional Participation in Remarketing. (a) On or prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Remarketing Date but no earlier than 35 Business Days prior to the Remarketing Date, Holders of Separate Senior Notes may elect to have their Separate Senior Notes remarketed by delivering their Separate Senior Notes, together with a notice of such election, substantially in the form of Exhibit L to the Purchase Contract and Pledge Agreement, to the Custodial Agent. On the second Business Day immediately prior to the Remarketing Date, by 6:00 p.m., New York City time, the Custodial Agent shall notify the Remarketing Agent of the aggregate principal amount of such Separate Senior Notes to be remarketed. The Custodial Agent will hold such Separate Senior Notes in an account separate from the Collateral Account. A Holder of Separate Senior Notes electing to have its Separate Senior Notes remarketed will also have the right to withdraw such election by written notice to the Custodial Agent, substantially in the form of Exhibit M to the Purchase Contract and Pledge Agreement, on or prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the Remarketing Date, upon which notice the Custodial Agent will return such Separate Senior Notes to such Holder.

(b) On the Business Day immediately preceding the Remarketing Date, the Custodial Agent at the written direction of the Remarketing Agent will deliver to the Remarketing Agent for remarketing all Separate Senior Notes delivered to the Custodial Agent pursuant to Section 5.02(b) of the Purchase Contract and Pledge Agreement and not withdrawn pursuant to the terms thereof prior to such date. If the Holder of the Separate Senior Notes delivers only such notice but not the Separate Senior Notes subject to such notice, then none of such Holder’s Separate Senior Notes shall be included in the remarketing. Once the Holder of Separate Senior Notes elects to participate in the remarketing, such Separate Senior Notes will be remarketed in the remarketing, unless such notice is properly withdrawn. In accordance with Section 5.02(c)(ii) of the Purchase Contract and Pledge Agreement, upon the occurrence of a Last Failed Remarketing, the Remarketing Agent will promptly return such Separate Senior Notes to the Custodial Agent for redelivery to such Holders of such Separate Senior Notes.

Section 5.03. Put Right. (a) If there has not been a successful remarketing prior to the Purchase Contract Settlement Date, Holders of Separate Senior Notes will, subject to this Section 5.03, have the right (the “Put Right”) to require the Company to purchase their Senior Notes, on the Purchase Contract Settlement Date, at a price per Senior Note equal to $1,000 ($50 per Applicable Ownership Interest) plus accrued and unpaid interest to but excluding the Purchase Contract Settlement Date (the “Put Price”).

(b) The Put Right of a Holder of a Separate Senior Note shall only be exercisable upon delivery of a notice to the Trustee by such Holder on or prior to the second Business Day prior to the Purchase Contract Settlement Date. On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Senior Notes with respect to which a Holder has exercised a Put Right. In exchange for any Separate Senior Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the Holders of such Separate Senior Notes.

(c) Upon the payment by the Company of the amounts due in respect of Separate Senior Notes as to which Put Rights are exercised, the Trustee (or its agent) will reduce the principal amount of any global certificate theretofore representing such Separate Senior Notes, such reduction to equal the aggregate principal amount of such Separate Senior Notes repaid.

Section 5.04. Additional Event of Default. In addition to the events listed as Events of Default in Section 501 of the Base Indenture, it shall be an additional Event of Default with respect to the Senior Notes, if the Company shall not have satisfied its obligation to pay the Put Price when due with respect to any Separate Senior Note following exercise of the Put Right in accordance with Section 5.03.

ARTICLE 6

TAX TREATMENT

Section 6.01. Tax Treatment. The Company intends, and by acceptance of an interest in a Senior Note, each Holder of a Senior Note will be deemed to have agreed to treat the Senior Note as indebtedness for tax purposes.

ARTICLE 7

MISCELLANEOUS

Section 7.01. Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 7.02. Responsibility for Recitals, Etc. The recitals herein and in the Senior Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Senior Notes. The Trustee shall not be accountable for the use or application by the Company of the Senior Notes or of the proceeds thereof.

Section 7.03. Separability. In case any one or more of the provisions contained in this Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Senior Notes, but this Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 7.04. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and the Trustee.

Section 7.05. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE SENIOR NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company and the Trustee hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Supplemental Indenture or the Senior Notes. The Company and the Trustee irrevocably waive to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 7.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Humberto Lopez
Name:	Humberto Lopez
Title:	Senior Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Stacey B. Poindexter
Name:	Stacey B. Poindexter
Title:	Assistant Vice President

EXHIBIT A

[IF THIS SENIOR NOTE IS TO BE A GLOBAL SECURITY, INSERT:

THIS SENIOR NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SENIOR NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

BANKUNITED FINANCIAL CORPORATION

6.37% Senior Notes due May 17, 2012

$

No. [ ]	CUSIP No. 06652 BAF0

BANKUNITED FINANCIAL CORPORATION, a corporation organized and existing under the laws of Florida (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                         , or its registered assigns, the principal sum of                      dollars ($            ), [if this Senior Note is a Global Security insert: or such revised amount as shall be set forth in the Schedule of Increases or Decreases in the Senior Note attached hereto], on the Stated Maturity, and to pay interest thereon from April 25, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 17, May 17, August 17 and November 17 (each a “Quarterly Interest Payment Date”) of each year, commencing August 17, 2007, at the rate of 6.37% per annum to, but excluding, the Reset Date. If the Senior Notes are not successfully remarketed, the Interest Rate will remain 6.37% per year to, to excluding, the Stated Maturity. In the event of a successful Remarketing of the Senior Notes, the Interest Rate will be reset by the Remarketing Agent at the appropriate Reset Rate with effect from the Reset Date. If the Interest Rate is so reset, the Senior Notes will bear interest at the Reset Rate from the related Reset Date until the principal thereof and interest thereon is paid or duly made available for payment and shall bear interest, to the extent permitted by law, compounded semi-annually, on any overdue principal and payment of interest at the Interest Rate through and including the day immediately preceding the Reset Date and at the Reset Rate thereafter. Interest on the Senior Notes shall be payable initially quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, a “Quarterly Interest Payment Date”), commencing August 17, 2007, to the Person in whose name such Senior Note, or any predecessor Senior Note, is registered at the close of business on the Record Date for such Interest Payment Date. Following a successful Remarketing of the Senior Notes, interest on the Senior Notes shall be payable semi-annually in arrears on the Subsequent Interest Payment Dates (together with Quarterly Interest Payment Dates, the “Interest Payment Dates”).

Payment of the principal of and interest on this Senior Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Holder entitled to payment.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Senior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

BANKUNITED FINANCIAL CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Senior Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK, as Trustee

By:
Authorized Officer

FORM OF REVERSE OF SENIOR NOTE

This Senior Note is one of a duly authorized issue of securities of the Company (herein called the “Senior Notes”), issued and to be issued in one or more series under an Indenture dated as of April 18, 2007 between the Company and The Bank of New York (the “Base Indenture,” and as further supplemented by the First Supplemental Indenture dated as of April 25, 2007 between the Company and The Bank of New York, the “Indenture”), , to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Senior Notes and of the terms upon which the Senior Notes are, and are to be, authenticated and delivered. This Senior Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $160,000,000 (up to $184,000,000 if the Underwriters exercise their over-allotment option in full).

This Senior Note shall mature and the principal amount thereof shall be due and payable together with all accrued and unpaid interest thereon on the Stated Maturity. The “Stated Maturity” shall mean May 17, 2012.

“Subsequent Interest Payment Date” means, following the Reset Date, each semi-annual interest payment date established by the Remarketing Agent in connection with the successful remarketing of the Senior Notes.

If this Senior Note is not a component of a Corporate HiMEDS Unit, the Holder of this Senior Note may, on or prior to 4:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date, elect to have this Senior Note remarketed in the same manner as Pledged Senior Notes, by delivering this Senior Note, along with a notice of such election to The Bank of New York, as Custodial Agent, for Remarketing in accordance with the Purchase and Pledge Agreement.

If there has not been a successful remarketing prior to the Purchase Contract Settlement Date and this Senior Note is not a component of a Corporate HiMEDS Unit, the holder of this Senior Note will have the right to require the Company to purchase this Senior Note, all as more fully described in the Indenture.

The Senior Notes are not entitled to the benefit of any sinking fund and will not be subject to defeasance.

If an Event of Default with respect to Senior Notes of this series shall occur and be continuing, the principal of the Senior Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Senior Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Senior Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Senior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Senior Note and of any Senior Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Senior Note.

No reference herein to the Indenture and no provision of this Senior Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Senior Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Senior Note is registrable in the Securities Register, upon surrender of this Senior Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Senior Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Senior Notes of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof except as provided for in Section 2.03 of First Supplemental Indenture. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes of this series are exchangeable for a like aggregate principal amount of Senior Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Senior Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Senior Note is registered as the owner hereof for all purposes, whether or not this Senior Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Senior Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company intends to treat and each Holder, by acceptance of a beneficial interest in a Corporate HiMEDS Unit, agrees to treat (1) each Corporate HiMEDS Unit as an investment unit consisting of an interest in a Senior Note and a Purchase Contract, (2) the initial fair market value of each Senior Note as $50 and the initial fair market value of each Purchase Contract as $0 and to allocate the purchase price for each Corporate HiMEDS Unit accordingly, (3) each Treasury HiMEDS Unit as an investment unit consisting of Treasury securities and a Purchase Contract, (4) the Senior Notes as indebtedness for tax purposes and (5) the Holder as the owner of the applicable interests in the Collateral Account, including the Senior Notes or the Treasury Securities.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Senior Note to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints

agent to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him or her.

Date:

Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Senior Note)

DTC Participant #:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION TO ELECT REPAYMENT

Put Right Exercise

6.37% Senior Notes due 2012

To:	BankUnited Financial Corporation

The Bank of New York, as Trustee

The undersigned Holder of Senior Notes due 2012 issued by BankUnited Financial Corporation (the “Company”) hereby exercises the Put Right (as defined in the Indenture dated as of April 18, 2007, as amended and supplemented by the First Supplemental Indenture dated as of April 25, 2007 (as amended and supplemented, the “Indenture”), between the Company and The Bank of New York, as trustee requests and instructs the Company to repurchase this Security, or the portion hereof (which is $1,000 principal amount or a integral multiple thereof) designated below, in accordance with the terms of the Indenture and directs that the check in payment for this Security or the portion thereof and any Securities representing any unrepurchased principal amount hereof, be issued and delivered to the Holder hereof unless a different name has been indicated below. If any portion of this Security not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

Dated:
Signature(s)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

Signature Guarantee

Fill in if a check is to be issued, or Securities are to be issued, other than to and in the name of registered holder:

(Name)	Principal amount to be purchased
(if less than all): $ ,000

(Street Address)

(City, state and zip code)	Social Security or Other Taxpayer Number
Please print name and address

SCHEDULE OF INCREASES OR DECREASES IN SENIOR NOTE

The following increases or decreases in a part of this Senior Note have been made:

Date	Amount of decrease in principal amount of this Senior Note	Amount of increase in principal amount of this Senior Note	Principal amount of this Senior Note following such decrease (or increase)	Signature of authorized officer of Trustee